Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On June 13, 2023, Bunge Global SA (“Bunge”), previously referred to as Bunge Limited prior to the completion of the Bermuda Law Scheme of Arrangement on November 1, 2023 that effectively changed the place of incorporation and residence of Bunge from Bermuda to Switzerland (the "Redomestication"), entered into a Business Combination Agreement (the "Business Combination Agreement") with Viterra Limited ("Viterra"), Danelo Limited, a private company incorporated in Jersey, Channel Islands (“Glencore”), CPPIB Monroe Canada, Inc., a company incorporated in Canada (“CPP Investments”), Venus Investment Limited Partnership, a limited partnership formed under the laws of the Province of Manitoba, Canada (“BCI”) and Ocorian Limited (“Ocorian” or the “Trustee”), solely in its capacity as trustee of the Viterra Employee Benefit Trust (the “Trust”) (Glencore, CPP Investments, BCI and the Trust, collectively, the “Sellers”). The Business Combination Agreement provides for, among other things, the acquisition by Bunge of all the Viterra Shares from the Sellers (the "Acquisition") in exchange for (i) the Share Consideration (as defined below) and (ii) the Cash Consideration (as defined below). If the Acquisition is completed, Bunge will acquire Viterra and Viterra will become a wholly-owned subsidiary of Bunge. Bunge estimates that it will issue approximately 65.6 million registered shares, par value $0.01 per share (the “Bunge Shares”) of Bunge (the "Share Consideration"), with an aggregate value of approximately $6.8 billion (based on the closing share price of the Bunge Shares on the New York Stock Exchange (“NYSE”) as of August 1, 2024), and pay aggregate cash consideration of approximately $2 billion (“Cash Consideration”) (collectively, the "Transaction Consideration") to the Sellers in return for 100% of the outstanding equity of Viterra.

The Redomestication, as approved by Bunge shareholders, was affected pursuant to a scheme of arrangement under Bermuda law. Each common share of Bunge Limited, par value $0.01 per share, was cancelled in exchange for an equal number of Bunge Shares. The Bunge Shares began trading on NYSE under the symbol "BG" on November 1, 2023, which is the same symbol under which the Bunge Limited shares were previously traded. References to the term "shares" refer to Bunge Limited common shares prior to the Redomestication and to Bunge Global SA registered shares after the Redomestication, unless otherwise specified.

In connection with the execution of the Business Combination Agreement, Bunge entered into a debt commitment letter (the “Initial Debt Commitment Letter”) with Sumitomo Mitsui Banking Corporation (“SMBC”), pursuant to which SMBC committed to provide Bunge with $7.0 billion of unsecured term loans (the “Initial Debt Financing”). The Initial Debt Commitment Letter was amended and restated on June 16, 2023 and further amended and restated on July 7, 2023 (as amended and restated, the “Debt Commitment Letter”) by a consortium of lenders (the “Lenders”) to increase the Initial Debt Financing to $7.7 billion. The commitment is in the form of a three tranche term loan maturing 364-days, 2-years and 3-years from the closing of the Acquisition (the "Closing"). Additionally, a $300 million delayed draw term loan from CoBank and the U.S. farm credit system was arranged (the combination of the $7.7 billion commitment and $300 million delayed draw term loan, hereby referred to as the “Acquisition Financing”). Bunge intends to use a portion of the Debt Financing to fund the Cash Consideration, and the remainder for repayment of certain indebtedness of Viterra, which is expected to be repaid at the Closing. Bunge expects to obtain long-term unsecured debt financing in lieu of all or a portion of the commitments provided under the Acquisition Financing. However, there can be no assurance that Bunge will be able to obtain such permanent debt financing or that it will be on acceptable terms, in which case, Bunge’s debt portfolio may have a shorter maturity profile until such long-term unsecured debt financing is obtained. Further, Viterra’s existing notes totaling approximately $3.2 billion (par value) are expected to survive Closing and Bunge plans to take the necessary actions in order to have such notes be pari-passu with existing senior unsecured indebtedness of Bunge.

The unaudited pro forma condensed combined financial information has been prepared by Bunge in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 20, 2020. The following unaudited pro forma condensed combined financial information of Bunge as of and for the six months ended June 30, 2024, and for the year ended December 31, 2023, is derived from Bunge’s historical consolidated financial statements as included in the respective filings on Form 10-Q and Form 10-K, which are incorporated by reference, and Viterra’s historical consolidated financial statements which are included in the respective Exhibits 99.2 and 99.1 and includes the unaudited historical condensed consolidated financial statements of Viterra as of and for the six months ended June 30, 2024, and the audited historical consolidated financial statements of Viterra as of and for the fiscal year ended December 31, 2023, respectively. Both Bunge and Viterra prepare historical consolidated financial statements based on a calendar year end basis. Viterra prepares its consolidated financial statements under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The unaudited pro forma condensed combined financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed combined financial information.

•	Bunge Limited’s Current Report on Form 8-K filed on June 15, 2023, including the exhibits thereto.

•	Unaudited historical condensed consolidated financial statements of Bunge as of and for the six months ended June 30, 2024, which are included in Bunge’s respective filing on Form 10-Q for the six months ended June 30, 2024.

•	Audited historical consolidated financial statements of Bunge as of and for the fiscal year ended December 31, 2023, which are included in respective filing on Form 10-K for the fiscal year ended December 31, 2023.

•	Unaudited historical condensed consolidated financial statements of Viterra as of and for the six months ended June 30, 2024, and the audited historical consolidated financial statements of Viterra as of and for the fiscal year ended December 31, 2023, which are included in Exhibits 99.2 and 99.1, respectively to this Current Report on Form 8-K.

The historical consolidated financial statements of Bunge and Viterra have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma adjustments which are necessary to account for the Acquisition, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. All adjustments are preliminary and subject to change.

The Acquisition will be accounted for as a business combination using the acquisition method with Bunge as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the total consideration as defined in ASC 805 will be allocated to Viterra’s assets acquired and liabilities assumed based upon the estimated fair values at the Acquisition date. The process of valuing the net assets of Viterra at the expected Acquisition date, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill. Accordingly, the Transaction Consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The actual purchase accounting assessment may vary based on final analyses of the valuation of assets acquired and liabilities assumed, particularly in regard to definite-lived tangible assets and deferred tax assets and liabilities, which could be material. Bunge will finalize the accounting for the Acquisition as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one (1) year from the Acquisition date.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings, or integration costs that may result from the Acquisition. No assurance can be given that synergies, operating efficiency or cost savings will be realized. Income taxes do not reflect the amounts that would have resulted had Bunge and Viterra filed consolidated income tax returns during the periods presented.

The following unaudited pro forma condensed combined financial information gives effect to the Acquisition and financing, which includes adjustments for the following:

a.	Certain reclassifications to conform Viterra’s historical financial statement presentation to Bunge’s presentation, including accounting policy conformity adjustments;

b.	Conversion adjustments to convert Viterra’s historical consolidated financial statements from IFRS to U.S. GAAP;

c.	Adjustments to exclude results of Viterra’s Russian operations, sold as of October 2023, including the disposition of a 50% ownership interest in Taman Grain Terminal Holdings Ltd (“Taman”), an investment in affiliate (collectively, the “Russian Disposition”) and disposition of a 50% ownership interest in Advanced Organic Materials S.A. ("AOM Sale"), an investment in affiliate, sold as of October 2023, which are discontinued operations for Bunge under ASC 205, Presentation of Financial Statements (“ASC 205”) as of January 1, 2023 for the purposes of the unaudited pro forma condensed combined statement of income;

d.	The European Commission (the "Commission") has approved, under the EU Merger Regulation, the proposed acquisition of Viterra by Bunge. The approval is conditional upon full compliance with the commitments offered by the parties. To address the Commission's competition concerns, it was agreed that Viterra’s business in Hungary as well as part of Viterra's business in Poland will be sold ("EU Oilseeds Divestment"). The sale in Poland includes Viterra’s Boda processing facility including commercial activities relating to oilseeds origination to supply such facility, as well as the Trawniki, Kętrzyn, Szamotuły and Werbkowice storage facilities. The decision is conditional upon full compliance with the commitments. Under the supervision of the Commission, an independent trustee will monitor their implementation. Adjustments were made to exclude results of the EU Oilseeds Divestment which are discontinued operations for Bunge under ASC 205, Presentation of Financial Statements (“ASC 205”) as of January 1, 2023 for the purposes of the unaudited pro forma condensed combined statement of income and discontinued operations held for sale for Bunge as of June 30, 2024 for the purposes of the unaudited pro forma condensed combined Balance Sheet;

e.	Adjustments to reflect purchase accounting under ASC 805;

f.	Proceeds and uses of the financing entered into in connection with the Acquisition;

g.	Non-recurring transaction costs in connection with the Acquisition; and

h.	Elimination of transactions and positions between Bunge and Viterra.

The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

On June 12, 2023, Bunge's Board of Directors approved the expansion of an existing $500 million program for the repurchase of Bunge’s issued and outstanding shares. At the time, approximately $300 million of capacity for the repurchase of shares remained available under the existing program and Bunge’s Board of Directors approved the expansion of the program by an additional $1.7 billion, for an aggregate unutilized capacity of $2.0 billion at June 12, 2023. The program continues to have an indefinite term. Since June 13, 2023, Bunge repurchased 9,784,835 shares for $1.0 billion. Therefore, as of June 30, 2024, $1.0 billion remains outstanding for repurchases under the program. In 2024, Bunge did not repurchase any shares other than through the share repurchase program. The repurchases may be made from time to time through a variety of means, including in the open market, in privately negotiated transactions or through other means as determined by Bunge, and in compliance with applicable legal requirements. The timing and number of shares repurchased will depend on a variety of factors, including share price and market conditions, and the program may be suspended or discontinued at any time. As such, the unaudited pro forma condensed combined financial information does not reflect the effects of any planned share repurchase that Bunge may execute in the future, as Bunge considers this to be independent of the Acquisition and is under no obligation to repurchase Bunge shares in contemplation with this Acquisition.

Bunge has determined that the following dispositions are not significant. As such, the unaudited pro forma condensed combined financial information does not reflect the effects of Bunge's planned BP Bunge Bioenergia disposition and the 40% divestment of Bunge's Spanish operating subsidiary, as defined below.

On June 19, 2024, Bunge entered into a definitive share purchase agreement with BP Biofuels Brazil Investment Limited ("BP") to sell its 50% ownership share in BP Bunge Bioenergia, a joint venture formed to cultivate sugar cane, produce and sell sugar and sugar ethanol, and create power cogeneration activities, for an approximate total net amount of $800 million, depending on timing of closing and customary closing adjustments. The transaction is expected to close in the fourth quarter of 2024, subject to customary closing conditions. Further, upon transaction close, Bunge will indemnify BP against certain legal claims as defined in the share purchase agreement. In June 2024, Bunge received a refundable deposit towards the closing purchase price of $103 million, which is recorded within Other current liabilities on the unaudited pro forma condensed combined balance sheet. As of June 30, 2024, the carrying value of Bunge's investment in BP Bunge Bioenergia is $432 million. The investment is reported within Investments in affiliates on the unaudited pro forma condensed combined balance sheet. Additionally, $(79) million of Bunge's Accumulated other comprehensive income (loss) as of June 30, 2024 is related to the investment in BP Bunge Bioenergia.

On March 26, 2024, Bunge entered into a definitive stock purchase agreement with Repsol Industrial Transformation, SLU, a wholly owned subsidiary of Repsol SA, whereby Bunge will divest 40% of its Spanish operating subsidiary, Bunge Iberica SA ("BISA"), in exchange for $300 million plus up to $40 million in contingent payments, as well as certain adjustments in consideration, including net working capital and net debt, among other items. BISA operates three industrial facilities in the Iberian Peninsula. The transaction is expected to close in late 2024, subject to customary closing conditions.

BUNGE GLOBAL SA AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Six Months Ended June 30, 2024

(U.S. dollars in millions, except share data)

	Bunge Historical	Viterra Historical (After Reclassifications, GAAP and Discontinued Operations Adjustments (Notes 2 and 3)	Viterra Acquisition Transaction Accounting Adjustments (Note 4)	Notes	Other Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined
Net sales	$26,658	$21,616	$(628)	4(a)	$—		$47,646
Cost of goods sold	(25,118)	(21,299)	604	4(a); 4(b); 4(c)	—		(45,813)
Gross profit	1,540	317	(24)		—		1,833
Selling, general and administrative expenses	(888)	(336)	49	4(d); 4(e); 4(h)	—		(1,175)
Interest income	79	19	—		—		98
Interest expense	(231)	(221)	129	4(f); 4(i)	(153)	5(a)	(476)
Foreign exchange (losses) gains – net	(115)	—	—		—		(115)
Other income (expense) – net	125	149	—		—		274
Income (loss) from affiliates	(38)	26	—		—		(12)
Income (loss) before income tax	472	(46)	154		(153)		427
Income tax (expense) benefit	(147)	75	(23)	4(g)	36	5(b)	(59)
Net income (loss)	325	29	131		(117)		368
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(11)	1	—		—		(10)
Net income (loss) attributable to Bunge	$314	$30	$131		$(117)		$358

Earnings per share—basic
Net income (loss) attributable to Bunge shareholders - basic	$2.20					6	$1.72

Earnings per share—diluted
Net income (loss) attributable to Bunge shareholders - diluted	$2.17					6	$1.71

Weighted-average number of shares outstanding
Basic	142,560,804						208,172,635
Diluted	144,291,340						209,903,171

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

BUNGE GLOBAL SA AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2023

(U.S. dollars in millions, except share data)

	Bunge Historical	Viterra Historical (After Reclassifications, GAAP and Discontinued Operations Adjustments (Notes 2 and 3)	Viterra Acquisition Transaction Accounting Adjustments (Note 4)	Notes	Other Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined
Net sales	$59,540	$51,960	$(1,222)	4(a)	$—		$110,278
Cost of goods sold	(54,695)	(50,404)	1,159	4(a); 4(b); 4(c)	—		(103,940)
Gross profit	4,845	1,556	(63)		—		6,338
Selling, general and administrative expenses	(1,715)	(571)	(98)	4(d); 4(e); 4(h)	—		(2,384)
Interest income	148	41	—		—		189
Interest expense	(516)	(500)	306	4(f); 4(i)	(319)	5(a)	(1,029)
Foreign exchange (losses) gains – net	20	(69)	—		—		(49)
Other income (expense) – net	129	106	—		—		235
Income (loss) from affiliates	140	(47)	—		—		93
Income (loss) before income tax	3,051	516	145		(319)		3,393
Income tax (expense) benefit	(714)	(178)	(55)	4(g)	94	5(b)	(853)
Net income (loss)	2,337	338	90		(225)		2,540
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(94)	(7)	—		—		(101)
Net income (loss) attributable to Bunge	$2,243	$331	$90		$(225)		$2,439

Earnings per share—basic
Net income (loss) attributable to Bunge shareholders - basic	$15.07					6	$11.38

Earnings per share—diluted
Net income (loss) attributable to Bunge shareholders - diluted	$14.87					6	$11.27

Weighted-average number of shares outstanding
Basic	148,804,387						214,416,218
Diluted	150,787,917						216,399,748

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

BUNGE GLOBAL SA AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2024

(U.S. dollars in millions)

	Bunge Historical	Viterra Historical (After Reclassifications, GAAP and Discontinued Operations Adjustments (Notes 2 and 3)	Viterra Acquisition Transaction Accounting Adjustments (Note 4)	Notes	Other Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,161	$554	$(5,941)	4 (k)	$5,460	5(c)	$1,234
Trade accounts receivable	2,277	1,826	(55)	4 (t)	—		4,048
Inventories	8,057	6,322	—		—		14,379
Assets held for sale	—	467	629	4 (w)	—		1,096
Other current assets	3,957	2,345	—		—		6,302
Total current assets	15,452	11,514	(5,367)		5,460		27,059
Property, plant and equipment, net	4,751	3,800	1,903	4 (l)	—		10,454
Operating lease assets	927	789	37	4 (q)	—		1,753
Goodwill	466	1,388	1,837	4 (k)	—		3,691
Other intangible assets, net	355	25	23	4 (m)	—		403
Investments in affiliates	1,193	402	4	4 (n)	—		1,599
Deferred income taxes	698	366	—		—		1,064
Other non-current assets	586	220	—		(4)	5(d)	802
Total assets	$24,428	$18,504	$(1,563)		$5,456		$46,825
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$949	$941	$(941)	4 (k)	$—		$949
Current portion of long-term debt	5	73	(73)	4 (k)	—		5
Trade accounts payable	3,429	1,961	(55)	4 (t)	—		5,335
Current operating lease obligations	300	334	—		—		634
Liabilities held for sale	—	200	78	4 (w)	—		278
Other current liabilities	2,923	2,547	(91)	4(j); 4(k); 4(v)	—		5,379
Total current liabilities	7,606	6,056	(1,082)		—		12,580
Long-term debt	4,086	5,895	(2,851)	4(k); 4(r); 4(u)	5,460	5(c)	12,590
Deferred income taxes	369	382	618	4 (s)	—		1,369
Non-current operating lease obligations	577	513	—		—		1,090
Other non-current liabilities	805	365	(15)	4 (k)	—		1,155
Redeemable noncontrolling interest	1	—	—		—		1
Equity:
Registered shares, par value $.01	1	1	—	4 (o)	—		2
Additional paid-in capital	5,869	1,780	4,995	4(k); 4(o)	—		12,644
Retained earnings	12,005	4,301	(4,359)	4(k); 4(o)	(4)	5(d)	11,943
Accumulated other comprehensive income (loss)	(6,446)	(992)	992	4 (o)	—		(6,446)
Treasury shares, at cost	(1,427)	—	—		—		(1,427)
Total Bunge shareholders’ equity	10,002	5,090	1,628		(4)		16,716
Noncontrolling interests	982	203	139	4 (p)	—		1,324
Total equity	10,984	5,293	1,767		(4)		18,040
Total liabilities, redeemable noncontrolling interest and equity	$24,428	$18,504	$(1,563)		$5,456		$46,825

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 20, 2020.

Bunge’s historical consolidated financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. Viterra’s historical consolidated financial statements were prepared in accordance with IFRS and presented in U.S. dollars. As discussed in Note 2. Reclassification Adjustments, certain reclassifications adjustments were made to align Viterra’s financial statement presentation with that of Bunge. As discussed in Note 3. U.S. GAAP Conversion and Discontinued Operations Adjustments, certain U.S. GAAP conversion adjustments were made to align Viterra’s financial statements to be in accordance with U.S. GAAP. Adjustments were made to present Viterra’s Russian Disposition, the AOM Sale, and the EU Oilseeds Divestment as discontinued operations in accordance with ASC 205 under U.S. GAAP as of January 1, 2023 for the purposes of the unaudited pro forma condensed combined statement of income. Viterra’s Russian Disposition, the AOM Sale, and the EU Oilseeds Divestment would not be considered part of the combined company’s continuing operations following the Acquisition. Therefore, the results of Viterra's Russian Disposition, the AOM Sale, and the EU Oilseeds Divestment are excluded from the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2023. The results of Viterra's EU Oilseeds Divestment are excluded from the Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2024.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Bunge as the accounting acquirer, and based on the historical consolidated financial statements of Bunge and Viterra. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at the Acquisition date fair value. Transaction costs associated with a business combination are expensed as incurred. The excess of consideration under ASC 805 over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Accordingly, the Transaction Consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Acquisition had occurred on June 30, 2024, and the Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2024 and for the year ended December 31, 2023 give effect to the Acquisition as if it occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisition and integration costs that may be incurred. The pro forma adjustments represent Bunge’s best estimates and are based upon currently available information and certain assumptions that Bunge believes are reasonable under the circumstances.

Note 2. RECLASSIFICATION ADJUSTMENTS

During the preparation of this unaudited pro forma condensed combined financial information, certain reclassification adjustments have been made to conform Viterra’s financial statement presentation to that of Bunge’s as indicated in the tables below. IFRS to U.S. GAAP adjustments are not included in the total adjustments identified in Note 2. Reclassification Adjustments; Note 3. U.S. GAAP Conversion and Discontinued Operations Adjustments provides additional information with respect to IFRS to U.S. GAAP adjustments. At the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments described herein, Bunge is not aware of any other material differences.

Unaudited Condensed Combined Statement of Income Adjustments

For the Six Months Ended June 30, 2024

(U.S. dollars in millions)

Bunge Presentation	Viterra Historical Presentation	Viterra Historical	Reclassification Adjustments	Notes	Viterra Historical Adjusted for Reclassification
Net sales	Revenue	$22,572	$(380)	2(a); 2(b); 2(h)	$22,192
Cost of goods sold	Cost of goods sold	(22,099)	300	2(a); 2(c); 2(h); 2(j)	(21,799)
Gross profit	Gross margin	473	(80)		393
Selling, general and administrative expenses	Selling and administrative expenses	(256)	(85)	2(c); 2(f)	(341)
Interest income	Interest income	22	—		22
Interest expense	Interest expense	(257)	—		(257)
Foreign exchange (losses) gains – net		—	2	2(e)	2
Other income (expense) – net		—	154	2(b); 2(i); 2(j)	154
	Other expense	(12)	12	2(e); 2(i)	—
	Other income	9	(9)	2(i)	—
Income (loss) from affiliates	Share of income from associates and joint ventures	24	2	2(d)	26
	Gain on disposals of investments	1	(1)	2(d)	—
	Dividend income	1	(1)	2(d)	—
	Impairment (expense)/release on trade receivables	(6)	6	2(f)	—
Income (loss) before income tax	Income before income taxes	(1)	—		(1)
Income tax (expense) benefit		—	71	2(g)	71
	Current income tax expense	(64)	64	2(g)	—
	Deferred income tax recovery	135	(135)	2(g)	—
Net income (loss)	Income for the period	70	—		70
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	Attributable to non-controlling interests	1	—		1
Net income (loss) attributable to Bunge	Attributable to equity holders	$71	$—		$71

Unaudited Condensed Combined Statement of Income Adjustments

For the Year Ended December 31, 2023

(U.S. dollars in millions)

Bunge Presentation	Viterra Historical Presentation	Viterra Historical	Reclassification Adjustments	Notes	Viterra Historical Adjusted for Reclassification
Net sales	Revenue	$54,673	$(511)	2(a); 2(b); 2(h)	$54,162
Cost of goods sold	Cost of goods sold	(52,971)	462	2(a); 2(c); 2(h); 2(j); 2(k)	(52,509)
Gross profit	Gross margin	1,702	(49)		1,653
Selling, general and administrative expenses	Selling and administrative expenses	(467)	(124)	2(c); 2(f)	(591)
Interest income	Interest income	47	—		47
Interest expense	Interest expense	(573)	—		(573)
Foreign exchange (losses) gains – net		—	(62)	2(e)	(62)
Other income (expense) – net		—	189	2(b); 2(i); 2(j)	189
	Other expense	(99)	99	2(e); 2(i)	—
	Other income	124	(124)	2(i)	—
	Loss on remeasurement of disposal group held for sale	(162)	162	2(k)	—
Income (loss) from affiliates	Share of income from associates and joint ventures	52	(51)	2(d); 2(k)	1
	Gain on disposals of investments	31	(31)	2(d)	—
	Dividend income	3	(3)	2(d)	—
	Impairment (expense)/release on trade receivables	6	(6)	2(f)	—
Income (loss) before income tax	Income before income taxes	664	—		664
Income tax (expense) benefit		—	(211)	2(g)	(211)
	Current income tax expense	(305)	305	2(g)	—
	Deferred income tax recovery	94	(94)	2(g)	—
Net income (loss)	Income for the year	453	—		453
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	Attributable to non-controlling interests	(7)	—		(7)
Net income (loss) attributable to Bunge	Attributable to equity holders	$446	$—		$446

2(a).	Adjustment to reclassify Viterra’s gains and losses on physical forward sales contracts within Revenue to Cost of goods sold. Viterra recognized revenue at the amount of cash received plus the fair value of the derivative on the settlement date in accordance with IFRS and as confirmed by the IFRS Interpretations Committee (“IFRIC”) in March 2019. U.S. GAAP is not prescriptive regarding income statement presentation of gains and losses of derivatives that are not designated in a hedging relationship. Bunge’s policy election is to present all gains and losses within Cost of goods sold as it minimizes distortion within Net sales and maintains the relationship between Net sales and reported volumes information.

Reclassification of the net losses of $150 million for the six months ended June 30, 2024.

Reclassification of the net losses of $303 million for the year ended December 31, 2023.

2(b).	Adjustment to reclassify Viterra’s other revenue within Revenue to Other income (expense) — net.

Reclassification of $17 million for the six months ended June 30, 2024.

Reclassification of $64 million for the year ended December 31, 2023.

2(c).	Adjustment to reclassify Viterra’s various costs to and from Cost of goods sold to and from Selling, general and administrative expenses.

Reclassification of $11 million and $90 million, respectively for the six months ended June 30, 2024 net to $79 million.

Reclassification of $19 million and $149 million, respectively for the year ended December 31, 2023 net to $130 million.

2(d).	Adjustment to reclassify Viterra’s Gain on disposals of investments and Dividend income to Income (loss) from affiliates.

Reclassification of Gain on disposals of investments of $1 million and Dividend income of $1 million for the six months ended June 30, 2024.

Reclassification of Gain on disposals of investments of $31 million and Dividend income of $3 million for the year ended December 31, 2023.

2(e).	Adjustment to reclassify Viterra’s foreign exchange (losses) gains recorded within Other expense to Foreign exchange (losses) gains — net.

Reclassification of foreign exchange gains of $2 million for the six months ended June 30, 2024.

Reclassification of foreign exchange losses of $62 million for the year ended December 31, 2023.

2(f).	Adjustment to reclassify Viterra’s Impairment (expense)/release on trade receivables to Selling, general and administrative expenses. Neither IFRS nor U.S. GAAP prescribes presentation of impairment (expense)/releases within the statement of income. This adjustment reclassifies Viterra’s impairment (expense)/release to align to Bunge’s accounting policy election to present such charges in Selling, general and administrative expenses.

Reclassification of $6 million of impairment expense for the six months ended June 30, 2024.

Reclassification of $6 million of impairment release for the year ended December 31, 2023.

2(g).	Adjustment to reclassify Viterra’s Current income tax expense and Deferred income tax recovery to Income tax (expense) benefit.

Reclassification of $64 million in expense from Current income tax expense and $135 million benefit from Deferred income tax recovery for the six months ended June 30, 2024.

Reclassification of $305 million in expense from Current income tax expense and $94 million benefit from Deferred income tax recovery for the year ended December 31, 2023.

2(h).	Adjustment to reclassify Viterra’s excise taxes on sales recorded within Cost of goods sold to Net Sales. IFRS 15 requires entities to evaluate taxes on a jurisdiction-by-jurisdiction basis to determine amounts to exclude from revenue (as amounts collected on behalf of third parties). Bunge’s policy election (per ASC 606, Revenue from Contracts with Customers) is to present all sales taxes, and other similar taxes including excise taxes, in Net sales.

Reclassification of $513 million for the six months ended June 30, 2024.

Reclassification of $750 million for the year ended December 31, 2023.

2(i).	Adjustment to reclassify Viterra’s remaining Other expense and Other income to Other income (expense) — net.

Reclassification of $14 from Other expense and $9 million from Other income for the six months ended June 30, 2024.

Reclassification of $37 million from Other expense and $124 million from Other income for the year ended December 31, 2023.

2(j).	Adjustment to reclassify Viterra’s gains from the sale of securities related to Argentina foreign currency positioning from Cost of goods sold to Other income (expense) — net. These foreign positioning gains relate to new Argentinian programs related to blended currency swaps transaction results.

Reclassification of $142 million for the six months ended June 30, 2024.

Reclassification of $38 million for the year ended December 31, 2023.

2(k).	Adjustment to reclassify Viterra’s impairment charges related to held for sale net assets from Loss on remeasurement of disposal group held for sale to Cost of goods sold and to Income from affiliates. Neither IFRS nor U.S. GAAP prescribes presentation of impairment losses within the statement of income. This adjustment reclassifies Viterra’s impairment charges to align to Bunge’s accounting policy election to present such charges in Cost of goods sold and Income from affiliates, depending on the nature of the impairment.

Not applicable for the six months ended June 30, 2024.

Reclassification of $77 million to Cost of goods sold and $85 million to Income from affiliates for the year ended December 31, 2023.

Unaudited Condensed Combined Balance Sheet Adjustments

As of June 30, 2024

(U.S. dollars in millions)

Bunge Presentation	Viterra Historical Presentation	Viterra Historical	Reclassification Adjustments	Notes	Viterra Historical Adjusted for Reclassification
ASSETS
Cash and cash equivalents	Cash and cash equivalents	$567	$—		$567
Trade accounts receivable	Accounts receivable	2,810	(1,003)	2(l)	1,807
Inventories	Inventories	6,487	(60)	2(l); 2(m)	6,427
Assets held for sale	Assets held for sale	2	—		2
Other current assets		—	2,386	2(l)	2,386
	Other financial assets	1,085	(1,085)	2(l)	—
	Income tax receivable	213	(213)	2(l)	—
	Biological assets	25	(25)	2(m)	—
Total current assets		11,189	—		11,189
Property, plant and equipment, net	Property, plant and equipment	4,798	24	2(n)	4,822
Goodwill		—	1,345	2(o)	1,345
Other intangible assets, net	Intangible assets	1,394	(1,369)	2(o); 2(n)	25
Investments in affiliates	Investments in associates and joint ventures	402	—		402
Deferred income taxes	Deferred tax assets	375	—		375
Other non-current assets		—	159	2(p)	159
	Advances and loans	87	(87)	2(p)	—
	Pension surplus	57	(57)	2(p)	—
	Other investments (Non-current)	15	(15)	2(p)	—
Total assets		$18,317	$—		$18,317
LIABILITIES AND EQUITY
Short-term debt		$—	$878	2(q)	$878
	Borrowings (Current)	1,294	(1,294)	2(q)	—
Current portion of long-term debt		—	416	2(q)	416
Trade accounts payable	Accounts payable	3,652	(1,667)	2(r)	1,985
Other current liabilities	Other current liabilities	3	2,597	2(r)	2,600
	Provisions (Current)	56	(56)	2(r)	—
	Income tax payable	32	(32)	2(r)	—
	Other financial liabilities (Current)	842	(842)	2(r)	—
Total current liabilities		5,879	—		5,879
Long-term debt	Borrowings (Non-current)	6,490	—		6,490
Deferred income taxes	Deferred tax liabilities	387	—		387
Other non-current liabilities	Other long-term liabilities	21	351	2(s)	372
	Post-employment benefits	15	(15)	2(s)	—
	Provisions (Non-current)	152	(152)	2(s)	—
	Other financial liabilities (Non-current)	184	(184)	2(s)	—
Equity
Registered shares, par value $.01	Share capital	1	—		1
Additional paid-in capital		—	1,780	2(t)	1,780
Retained earnings	Reserves and retained earnings	5,028	(1,780)	2(t)	3,248
Total Bunge shareholders’ equity		5,029	—		5,029
Noncontrolling interests	Non-controlling interests	160	—		160

Total equity		5,189	—		5,189
Total liabilities, redeemable noncontrolling interest and equity		$18,317	$—		$18,317

2(l).	Adjustment to reclassify Viterra’s Other financial assets of $1,085 million, Income tax receivable of $213 million, and portions of Accounts receivable, primarily margin deposits, prepaid commodity purchase contracts, and miscellaneous tax receivable of $1,003 million to Other current assets. In addition, an adjustment was made to reclassify spare parts held within Inventories of $85 million to Other current assets.

2(m).	Adjustment to reclassify Viterra’s standing sugar cane from Biological assets of $25 million to Inventories.

2(n).	Adjustment to reclassify Viterra’s intangible assets related to development costs of $24 million from Intangible assets to Property, plant and equipment, net.

2(o).	Adjustment to reclassify Viterra’s goodwill of $1,345 million from Intangible assets to Goodwill.

2(p).	Adjustment to reclassify Viterra’s Other investments (Non-current) of $15 million, Pension surplus of $57 million, and Advances and loans of $87 million to Other non-current assets.

2(q).	Adjustment to reclassify Viterra’s Borrowings (Current) of $878 million to Short-term debt and $416 million to Current portion of long-term debt.

2(r).	Adjustment to reclassify Viterra’s accrued expenses and other payables located in Accounts payable of $1,667 million, Provisions (Current) of $56 million, Income tax payable of $32 million, and Other financial liabilities (Current) of $842 million to Other current liabilities.

2(s).	Adjustment to reclassify Viterra’s Post-employment benefits of $15 million, Provisions (Non-current) of $152 million, and Other financial liabilities (Non-current) of $184 million to Other non-current liabilities.

2(t).	Adjustment to reclassify Viterra’s Additional paid-in capital of $1,780 million from Reserves and retained earnings to Additional paid-in capital.

Note 3. U.S. GAAP CONVERSION AND DISCONTINUED OPERATIONS ADJUSTMENTS

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Viterra’s financial information to identify differences between IFRS and U.S. GAAP. These adjustments are based on the preliminary analysis performed by Bunge’s management. When Bunge’s management completes a final analysis, additional differences may be identified that, when conformed, could have an impact on the unaudited pro forma condensed combined financial information. At the time of preparing the unaudited pro forma condensed combined financial information, other than the IFRS to U.S. GAAP adjustments described herein, Bunge is not aware of any other material differences. The amounts reported herein as discontinued operations and held for sale are subject to change.

Unaudited Condensed Combined Statement of Income Adjustments

For the Six Months Ended June 30, 2024

(U.S. dollars in millions)

Viterra Historical (Reclassification Only, Note 2)	Viterra Historical (After Reclassification Only, Note 2)	IFRS to U.S. GAAP Conversion Adjustments	Notes	Adjustment for Discontinued Operations	Notes	Viterra Historical (After Reclassifications, GAAP, and Discontinued Operations Adjustments)
Net sales	$22,192	$—		$(576)	3(d)	$21,616
Cost of goods sold	(21,799)	(31)	3(a)	531	3(d)	(21,299)
Gross profit	393	(31)		(45)		317
Selling, general and administrative expenses	(341)	—		5	3(d)	(336)
Interest income	22	—		(3)	3(d)	19
Interest expense	(257)	31	3(a)	5	3(d)	(221)
Foreign exchange (losses) gains – net	2	—		(2)	3(d)	—
Other income (expense) – net	154	(7)	3(b)	2	3(d)	149
Income (loss) from affiliates	26	—		—		26
Income (loss) before income tax	(1)	(7)		(38)		(46)
Income tax (expense) benefit	71	2	3(c)	2	3(d)	75
Net income (loss)	70	(5)		(36)		29
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	1	—		—		1
Net income (loss) attributable to Bunge	$71	$(5)		$(36)		$30

Unaudited Condensed Combined Statement of Income Adjustments

For the Year Ended December 31, 2023

(U.S. dollars in millions)

Viterra Historical (Reclassification Only, Note 2)	Viterra Historical (After Reclassification Only, Note 2)	IFRS to U.S. GAAP Conversion Adjustments	Notes	Adjustment for Discontinued Operations	Notes	Viterra Historical (After Reclassifications, GAAP, and Discontinued Operations Adjustments)
Net sales	$54,162	$—		$(2,202)	3(d)	$51,960
Cost of goods sold	(52,509)	(53)	3(a)	2,158	3(d)	(50,404)
Gross profit	1,653	(53)		(44)		1,556
Selling, general and administrative expenses	(591)	—		20	3(d)	(571)
Interest income	47	—		(6)	3(d)	41
Interest expense	(573)	53	3(a)	20	3(d)	(500)
Foreign exchange (losses) gains – net	(62)	—		(7)	3(d)	(69)
Other income (expense) – net	189	(82)	3(b)	(1)	3(d)	106
Income (loss) from affiliates	1	—		(48)	3(d)	(47)
Income (loss) before income tax	664	(82)		(66)		516
Income tax (expense) benefit	(211)	24	3(c)	9	3(d)	(178)
Net income (loss)	453	(58)		(57)		338
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(7)	—		—		(7)
Net income (loss) attributable to Bunge	$446	$(58)		$(57)		$331

3(a).	Under IFRS, Viterra recognized right of use assets and lease liabilities for leases. However, as required by IFRS, Viterra did not distinguish between operating leases and finance leases and accounted for all leases similarly to finance leases under U.S. GAAP. Viterra recorded depreciation expense on all right-of-use assets and interest expense on all lease liabilities, while a straight-line operating lease expense that includes both interest and depreciation is presented for operating leases under U.S. GAAP.

Adjustment of $31 million for the six months ended June 30, 2024.

Adjustment of $53 million for the year ended December 31, 2023.

3(b).	Under IFRS, Viterra recorded an impairment reversal associated with Property, plant and equipment. However, under U.S. GAAP, the reversal of prior impairment losses is not allowed. Once an asset has been impaired, its value cannot be written up or reversed in later periods, even if the fair value subsequently increases. The adjustment reflects the impairment reversal previously recognized under IFRS.

Adjustment of $7 million for the six months ended June 30, 2024.

Adjustment of $82 million for the year ended December 31, 2023.

3(c).	Reflects estimated income tax impact related to certain IFRS to U.S. GAAP adjustments. Tax-related adjustments are based upon an estimated tax rate of 34.8% or 29.5% for June 30, 2024 and December 31, 2023, respectively. These rates do not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

Adjustment of $2 million for the six months ended June 30, 2024.

Adjustment of $24 million for the year ended December 31, 2023.

3(d).	Adjustments were made to present Viterra’s Russian Disposition, AOM Sale, and EU Oilseeds Divestment as discontinued operations in accordance with ASC 205 under U.S. GAAP, as these operations would not be considered part of the combined company’s continuing operations following the Acquisition. Therefore, the results of Viterra’s Russian Disposition, AOM Sale, and EU Oilseeds Divestment are excluded from the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2023. The results of Viterra's EU Oilseeds Divestment are also excluded from the Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2024.

Viterra’s Russian operations include an impairment charge of $77 million in Cost of goods sold and $85 million in Income (loss) from affiliates from the sale of Taman for the year ended December 31, 2023 and is included in this discontinued operations adjustment. This discontinued operations adjustment also includes Viterra’s gain of $28 million from the AOM Sale and a gain of $3 million from the Russian Disposition in Income (loss) from affiliates.

Unaudited Condensed Combined Balance Sheet Adjustments

As of June 30, 2024

(U.S. dollars in millions)

Viterra Historical (Reclassification Only, Note 2)	Viterra Historical (After Reclassification Only, Note 2)	IFRS to U.S. GAAP Conversion Adjustments	Notes	Adjustment for Discontinued Operations	Notes	Viterra Historical (After Reclassifications, GAAP, and Discontinued Operations Adjustments)
ASSETS
Current assets:
Cash and cash equivalents	$567	$—		$(13)	3(j)	$554
Trade accounts receivable	1,807	83	3(i)	(64)	3(j)	1,826
Inventories	6,427	—		(105)	3(j)	6,322
Assets held for sale	2	—		465	3(j)	467
Other current assets	2,386	—		(41)	3(j)	2,345
Total current assets	11,189	83		242		11,514
Property, plant and equipment, net	4,822	(791)	3(e)	(231)	3(j)	3,800
Operating lease assets	—	791	3(e)	(2)	3(j)	789
Goodwill	1,345	43	3(g)	—		1,388
Other intangible assets, net	25	—		—		25
Investments in affiliates	402	—		—		402
Deferred income taxes	375	—		(9)	3(j)	366
Other non-current assets	159	61	3(h)	—		220
Total assets	$18,317	$187		$—		$18,504
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$878	$83	3(i)	$(20)	3(j)	$941
Current portion of long-term debt	416	(334)	3(e)	(9)	3(j)	73
Trade accounts payable	1,985	—		(24)	3(j)	1,961
Current operating lease obligations	—	334	3(e)	—		334
Liabilities held for sale	—	—		200	3(j)	200
Other current liabilities	2,600	—		(53)	3(j)	2,547
Total current liabilities	5,879	83		94		6,056
Long-term debt	6,490	(513)	3(e)	(82)	3(j)	5,895
Deferred income taxes	387	—		(5)	3(j)	382
Non-current operating lease obligations	—	513	3(e)	—		513
Other non-current liabilities	372	—		(7)	3(j)	365
Equity
Registered shares, par value $0.01	1	—		—		1
Additional paid-in-capital	1,780	—		—		1,780
Retained earnings	3,248	1,053	3(f); 3(h)	—		4,301
Accumulated other comprehensive income (loss)	—	(992)	3(f)	—		(992)
Total shareholders’ equity	5,029	61		—		5,090
Noncontrolling interests	160	43	3(g)	—		203
Total equity	5,189	104		—		5,293
Total liabilities, redeemable noncontrolling interest and equity	$18,317	$187		$—		$18,504

3(e).	Adjustment to reclassify Property, plant and equipment, net of $791 million to Operating lease assets for right of use assets recognized under IFRS that represent operating lease right of use assets under U.S. GAAP. Adjustment to reclassify Current portion of long-term debt of $334 million to Current operating lease obligations for lease liabilities recognized under IFRS that represent operating lease liabilities under U.S. GAAP. Adjustment to reclassify Long-term debt of $513 million to Non-current operating lease obligations for lease liabilities recognized under IFRS that represent operating lease liabilities under U.S. GAAP.

3(f).	Adjustment to break out Accumulated other comprehensive income (loss) of $(992) million which is required to be displayed under U.S. GAAP but not specifically under IFRS.

3(g).	Adjustment of historical Noncontrolling interests (“NCI”) to fair value for a previous acquisition. Viterra elected a policy to initially measure NCI at the NCI’s proportionate share of net assets of the acquiree, which is a permitted policy election under IFRS. This adjustment of $43 million is to bring the initial measurement of NCI to its fair value at the Acquisition date, which is required under U.S. GAAP.

3(h).	IFRS limits the measurement of the net defined benefit asset (or “surplus”) to the present value of economic benefits available in the form of cash refunds from the plan or reductions in future contributions to the plan. As a result, Viterra’s historical balance sheet does not include a defined benefit asset of $61 million due to this asset ceiling on its Canadian employee benefit plans. The adjustment in Other non-current assets reflects the recognition of the defined benefit asset on the balance sheet, which is permitted under U.S. GAAP.

3(i).	Viterra derecognized a portion of its receivables related to a financing facility in Canada. Under IFRS, financial assets can be derecognized when the entity has transferred substantially all of the risks and rewards from the financial asset. In accordance with ASC Topic 860, Transfers and Servicing (“ASC 860”), in order to derecognize financial assets under U.S. GAAP, the transferor must give up control over the transferred financial assets but does not have to transfer substantially all risks and rewards of ownership. On-transfer restrictions impact the transfer of control and precludes derecognition of the receivables under U.S. GAAP. The adjustment reflects the reversal of the IFRS derecognition of these receivables of $83 million in Trade accounts receivable and recognition of Short-term debt. The impact of derecognizing a portion of its receivables was not material to Viterra’s Condensed Consolidated Statements of Income for the six months ended June 30, 2024 and for the year ended December 31, 2023.

3(j).	Assets and liabilities related to the EU Oilseeds Divestment are classified as held for sale in accordance with ASC 205.

Note 4. VITERRA ACQUISITION TRANSACTION ACCOUNTING ADJUSTMENTS

The Acquisition transaction accounting adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2024 and for the year ended December 31, 2023 are detailed below:

4(a).	Reflects elimination of intercompany transactions, specifically in Net Sales and Cost of goods sold, between Bunge and Viterra.

(US$ in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Elimination of intercompany transactions	$(628)	$(1,222)
Pro forma adjustment to Net sales	$(628)	$(1,222)

(US$ in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Elimination of intercompany transactions	$628	$1,222
Pro forma adjustment to Cost of goods sold	$628	$1,222

4(b).	Reflects an adjustment for the removal of historical depreciation expense offset by new depreciation expense, on a straight-line basis based on the preliminary fair value of the Property, plant and equipment, net and the related assigned estimated useful life.

(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Plant and equipment	$3,816	2 - 40	$146	$291
Buildings	969	2 - 40	30	59
Land	293	NA	—	—
Other assets (Construction in progress)	207	NA	—	—
Leasehold improvement	248	2 - 29	6	11
Moveable properties	73	2 - 25	6	11
Bearer plants	75	Unit of production	10	28
Software	22	3 - 10	2	3
Total fair value of Property, plant and equipment, net	$5,703		200	403
Less: Historical Viterra depreciation expense			(182)	(361)
Pro forma adjustment to depreciation expense in Cost of goods sold			$18	$42

4(c).	Reflects an adjustment to lease expense as a result of the fair value adjustment to the right-of-use assets to reflect off-market lease terms compared to the current market rate for a similar lease.

(US$ in millions)	Notes	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Elimination of intercompany transactions	4(a)	$628	$1,222
Less: Increase in lease expense impact on step-up on acquisition		(6)	(21)
Less: Increase in depreciation expense impact on step-up on acquisition	4(b)	(18)	(42)
Pro forma adjustment to Cost of goods sold		$604	$1,159

4(d).	Reflects an adjustment for the removal of historical amortization expense offset by new amortization expense, on a straight-line basis based on the preliminary fair value of Other intangible assets, net and the respective assigned estimated useful life.

(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Trademarks and trade names	$23	1	$—	$23
Other intangibles, net	25	3 - 54	2	4
Total fair value of Other intangible assets, net	$48		2	27
Less: Historical Viterra amortization expense			(2)	(4)
Pro forma adjustment to amortization expense in Selling, general and administrative expenses			$—	$23

4(e).	Reflects additional compensation expense related to retention of key Bunge and Viterra employees.

(US$ in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Retention compensation expense	$1	$39
Pro forma adjustment to incremental Selling, general and administrative expenses	$1	$39

4(f).	Reflects an adjustment to remove the interest expense on debt expected to be extinguished included in the Viterra historical Consolidated Statement of Income.

(US$ in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Reverse Viterra interest expense	$157	$364
Pro forma adjustment to Interest expense	$157	$364

4(g).	Reflects estimated income taxes related to the purchase price allocation and income tax impact related to certain pro forma adjustments. Tax-related adjustments are based upon an estimated tax rate of zero - 30.3%. Certain transaction accounting adjustments are based upon a tax rate of zero, resulting in no impact on the Unaudited Pro Forma Condensed Combined Statement of Income, since these adjustments would not be deductible or any tax benefit would be offset by a full valuation allowance. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

(US$ in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Record tax impact	$(23)	$(55)
Pro forma adjustment to Income tax (expense) benefit	$(23)	$(55)

4(h).	Reflects estimated nonrecurring Acquisition-related expenses expected to be incurred by Bunge and a reduction to transaction costs that were recorded by Viterra in their Consolidated Statement of Income.

(US$ in millions)	Notes	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Bunge transaction costs		$50	$(36)
Incremental amortization expense	4(d)	—	(23)
Retention compensation expense	4(e)	(1)	(39)
Pro forma adjustment to Selling, general and administrative expenses		$49	$(98)

4(i).	Reflects the adjustment to interest expense for accretion of the preliminary fair value of the outstanding debt assumed and not extinguished as of the Closing.

(US$ in millions)	Notes	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Accretion of fair value adjustment of assumed debt		$(28)	$(58)
Reverse Viterra interest expense	4(f)	157	364
Pro forma adjustment to Interest expense		$129	$306

The Acquisition transaction accounting adjustments reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 are detailed below:

4(j).	Reflects the estimated success fee not yet accrued associated with the sell-side advisors of Viterra to be assumed by Bunge at Closing.

(US$ in millions)
Assumed liability for success fee	$13
Pro forma adjustment to Other current liabilities	$13

4(k).	The Acquisition will be accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired, and liabilities assumed be recognized at the Acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the Acquisition is based on currently available information and is considered preliminary. The final accounting for the Acquisition may differ materially from that presented in the unaudited pro forma condensed combined financial information. The estimated fair value of consideration transferred is based on the closing price of the Bunge Shares on NYSE as of August 1, 2024.

The following table summarizes the total consideration transferred to complete the Acquisition with Viterra:

(US$ in millions, except for share data)
Bunge shares issued(1)	65.61
Bunge share price(2)	$103.07
Share Consideration	6,763
Add: Cash Consideration(3)	1,982
Total Transaction Consideration per Business Combination Agreement	8,745
Add: Repayment of Viterra's debt(4)	3,748
Add: Reimbursement of Viterra transaction costs(5)	18
Add: Accelerated incentive payments(6)	57
Add: Pre-existing relationships(7)	(22)
Fair value of consideration transferred under ASC 805	$12,546

(1)	Bunge Shares issued for Viterra’s shares outstanding as part of consideration, in actuals: 65,611,831 shares.

(2)	For purposes of this presentation only, the value of each Bunge Share is based on its closing share price on NYSE as of August 1, 2024.

(3)	Represents the amount of Cash Consideration to be transferred to the Sellers as part of the transaction.

(4)	Represents amounts of outstanding indebtedness to be settled by Bunge immediately prior to or at Closing. The amount of outstanding indebtedness to be settled by Bunge prior to or at Closing is subject to change. Refer to table below:

(US$ in millions)
Short-term debt	$941
Current portion of long-term debt	73
Long-term debt	2,734
Repayment of Viterra's debt	$3,748

(5)	Represents Viterra transaction expenses to be reimbursed to the Sellers and paid by Bunge at Closing.

(6)	Represents the 2022 long-term incentive awards that accelerate in vesting to be settled in cash by Bunge at Closing, and the 2023 and 2024 long-term incentive awards that accelerate in vesting to be converted to Restricted Stock Units ("RSU") by Bunge at Closing. Refer to table below:

(US$ in millions)
Other current liabilities	$42
Other non-current liabilities	15
Accelerated incentive payments	$57

(7)	Represents elimination of pre-existing relationships (e.g., Accounts Receivable, Accounts Payable, and Other current liabilities) between Bunge and Viterra. Bunge Accounts Receivable is $36 million, Bunge Accounts Payable is $19 million, and Bunge Other current liabilities is $39 million. The net impact from pre-existing relationships is a reduction to purchase consideration of $22 million.

The equity portion of the fair value of consideration transferred will depend on the market price of Bunge Shares when the Acquisition is consummated. A 10% increase or decrease in the price of Bunge Shares would result in the equity portion of the fair value of consideration transferred of $7,439 million and $6,086 million, respectively.

The following table summarizes the preliminary purchase price accounting for the Acquisition under ASC 805:

(US$ in millions)	Fair Value
Cash & cash equivalents	$495
Trade accounts receivable	1,807
Inventories	6,322
Assets held for sale	1,096
Other current assets	2,345
Property, plant and equipment, net	5,703
Operating lease assets	826
Other intangible assets, net	48
Investments in affiliates	406
Deferred income taxes	366
Other non-current assets	220
Total assets	19,634
Trade accounts payable	1,925
Current operating lease obligations	334
Liabilities held for sale	278
Other current liabilities	2,527
Long-term debt	3,044
Deferred income taxes	1,000
Non-current operating lease obligations	513
Other non-current liabilities	350
Net assets acquired	9,663
Less: Noncontrolling interest	(342)
Goodwill	3,225
Fair value of consideration transferred	$12,546

The following reflects the preliminary adjustment to goodwill in connection with the Acquisition, based on the preliminary purchase price accounting:

(US$ in millions)
Goodwill	$3,225
Less: Historical Viterra goodwill balance	(1,388)
Pro forma adjustment to Goodwill	$1,837

Fair values have also been determined based on internal information provided, specific to the assets/liabilities acquired. The preliminary purchase accounting was based on a benchmarking analysis of similar transactions in the industry and other assumptions to identify value allocations of Transaction Consideration to assets acquired and liabilities assumed. The fair value assigned to intangible assets has been estimated based on third-party preliminary valuation studies utilizing income-based methodologies and corroborated with benchmarks of similar transactions in the industry. The fair value assigned to real and personal property assets has been estimated based on third-party preliminary valuation studies utilizing a high level cost-based approach and corroborated with benchmarks of similar transactions in the industry.

Upon completion of the Acquisition and through the measurement period not to exceed 1 year from the Acquisition date, a final determination of fair value of Viterra’s assets and liabilities will be made. The final Transaction Consideration allocation may be materially different than that reflected in the preliminary Transaction Consideration allocation presented herein. Any increase or decrease in fair values of the net assets may change the amount of the total Transaction Consideration allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in the depreciation and amortization expense of the adjusted assets.

The following table reflects the preliminary adjustment to cash in connection with the Acquisition related to transaction accounting adjustments as follows:

(US$ in millions)
Uses for Acquisition of Viterra:
Repayment of Viterra's debt (1)	$(3,748)
Cash Consideration (2)	(1,982)
Accelerated incentive payments (3)	(44)
Payment of Bunge transaction costs (4)	(58)
Reimbursement of Viterra transaction costs by Bunge (5)	(18)
Payment of success fee by Bunge (6)	(13)
Reimbursement of combined transaction costs paid by Viterra (7)	(19)
Viterra distribution of permitted dividends (8)	(59)
Pro forma adjustment to Cash and cash equivalents	$(5,941)

(1)	Represents amounts of outstanding indebtedness to be settled at Closing. The amount of outstanding indebtedness to be settled at Closing is subject to change.

(2)	Represents the amount of Cash Consideration to be transferred to Viterra’s shareholders as part of the transaction.

(3)	Represents the long-term incentive awards that accelerate in vesting, and to be settled in cash at Closing.

(4)	Represents Bunge’s estimated non-recurring transaction costs to be paid by Bunge at or near Closing.

(5)	Represents Viterra’s transaction expenses to be reimbursed by Bunge at Closing.

(6)	Represents payment for success fee associated with the sell-side advisors of Viterra to be paid at Closing.

(7)	Represents combined transaction expenses paid by Viterra to be reimbursed by Bunge at Closing.

(8)	Represents the distribution of $59 million of Viterra dividends, permitted under the Business Combination Agreement, declared in August 2024 and paid by Viterra in September 2024 to the Sellers prior to Closing.

4(l).	Reflects the adjustment to Property, plant and equipment, net to reflect the estimated fair value of the acquired Property, plant and equipment, net excluding the fair value of the right of use operating leased assets equal to $826 million. The fair value of Property, plant and equipment, net is subject to change.

The following table summarizes the estimated fair values for each asset class and the remaining estimated useful life, where applicable:

(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life
Plant and equipment	$3,816	2 - 40
Buildings	969	2 - 40
Land	293	NA
Other assets (Construction in progress)	207	NA
Leasehold improvement	248	2 - 29
Moveable properties	73	2 - 25
Bearer plants	75	Unit of production
Software	22	3 - 10
Total Fair Value	5,703
Less: Viterra's historical Property, plant and equipment, net	(3,800)
Pro forma adjustment to Property, plant and equipment, net	$1,903

4(m).	Reflects the adjustment to Other intangible assets, net to reflect the estimated fair value of the acquired Other intangible assets, net. The fair value of Other intangible assets, net is subject to change.

(US$ in millions, except useful lives)	Fair Value	Estimated Useful Life
Trademarks and trade names	$23	1
Other intangibles, net	25	3 - 54
Total Fair Value	48
Less: Viterra’s historical intangible assets, net	(25)
Pro forma adjustment to Other intangible assets, net	$23

4(n).	Reflects the adjustment to Investments in affiliates to reflect the estimated fair value of acquired equity method investments. The fair value of Investments in affiliates is subject to change.

(US$ in millions)	Carrying Value	Fair Value	Fair Value Adjustment
Investments in affiliates	$402	$406	$4
Pro forma adjustment to Investments in affiliates			$4

4(o).	Reflects the elimination of Viterra’s historical Equity.

(US$ in millions)
Elimination of Viterra historical common shares	$(1)
Add: Par value of Bunge registered shares issued to Sellers	1
Pro forma adjustment to Registered shares	$—

(US$ in millions)
Elimination of historical Accumulated other comprehensive income (loss)	$992
Pro forma adjustment to Accumulated other comprehensive income (loss)	$992

(US$ in millions)	Notes
Share Consideration	4(k)	$6,763
Less: Par value of Bunge registered shares issued to Sellers		(1)
Accelerated incentive payments converted to Bunge RSUs (1)		13
Elimination of historical additional paid-in-capital		(1,780)
Pro forma adjustment to Additional paid-in-capital		$4,995

(1)	Represents the 2023 and 2024 long-term incentive awards that accelerate in vesting to be converted to RSUs by Bunge at Closing.

(US$ in millions)	Notes
Payment of Bunge transaction costs	4(k)	$(58)
Elimination of historical retained earnings		(4,301)
Pro forma adjustment to Retained earnings		$(4,359)

4(p).	Reflects the adjustment to Noncontrolling interest to reflect the estimated fair value of acquired noncontrolling interests.

(US$ in millions)	Carrying Value	Fair Value	Fair Value Adjustment
Noncontrolling interests	$203	$342	$139
Pro forma adjustment to Noncontrolling interests			$139

4(q).	Reflects the adjustment to Operating lease assets to reflect the estimated fair value of lease agreements to reflect off-market lease terms compared to the current market rate for similar leases.

(US$ in millions)
Operating lease assets	$37
Pro forma adjustment to Operating lease assets	$37

4(r).	Reflects the unamortized debt issuance costs related to the outstanding notes assumed by Bunge as of Closing.

(US$ in millions)
Capitalized unamortized debt issuance costs	$5
Pro forma adjustment to Long-term debt	$5

4(s).	Reflects the estimated taxes related to the purchase price allocation and income tax impact related to the pro forma adjustments. Tax-related adjustments are based upon an estimated tax rate of 0% - 29.7% based upon a blended statutory rate. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

(US$ in millions)
Record deferred tax	$618
Pro forma adjustment to Deferred income taxes	$618

4(t).	Reflects eliminations in Trade accounts receivable and Trade accounts payable balances between Bunge and Viterra.

(US$ in millions)
Eliminations for Bunge accounts receivable	$(36)
Eliminations for Viterra accounts receivable	(19)
Pro forma adjustment to Trade accounts receivable	$(55)

(US$ in millions)
Eliminations for Bunge accounts payable	$(19)
Eliminations for Viterra accounts payable	(36)
Pro forma adjustment to Trade accounts payable	$(55)

4(u).	Reflects the fair value adjustment of Long-term debt related to debt not being extinguished at Closing.

(US$ in millions)	Notes
Fair value adjustment to debt assumed		$(122)
Repayment of Viterra Long-term debt	4(k)	(2,734)
Capitalized unamortized debt issuance costs	4(r)	5
Pro forma adjustment to Long-term debt		$(2,851)

4(v).	Reflects the elimination of integration costs and reimbursement of transaction costs paid by Viterra, payments for accelerated vesting, and the liability assumed for deferred bonuses at Closing.

(US$ in millions)	Notes
Assumed liability for deferred bonuses		$9
Elimination of integration costs paid by Viterra		(39)
Assumed liability for success fee	4(j)	13
Payment of success fee by Bunge	4(k)	(13)
Accelerated incentive payments	4(k)	(42)
Reimbursement of combined transaction costs paid by Viterra	4(k)	(19)
Pro forma adjustment to Other current liabilities		$(91)

4(w).	Reflects the adjustment to the EU Oilseeds Divestment in Assets held for sale of $629 million to reflect the estimated fair value less cost to sell. The adjustment results in a deferred tax liability of $78 million within Liabilities held for sale. The tax-related adjustment is based upon an estimated tax rate of 12.5% based upon a blended statutory rate. This rate does not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

Note 5.	OTHER TRANSACTION ACCOUNTING ADJUSTMENTS

The other transaction accounting adjustments, which represent financing adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2024 and for the year ended December 31, 2023 are detailed below:

5(a).	Reflects the adjustment to the estimated interest expense to be incurred by Bunge as a result of additional financing as follows:

(US$ in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Interest expense	$(152)	$(305)
Amortization of debt issuance costs related to additional financing	(1)	(14)
Pro forma adjustment to Interest expense	$(153)	$(319)

A 0.125% change in the variable interest rate of Bunge’s variable rate debt and debt expected to be swapped to variable rate would increase or decrease interest expense presented in the Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 2024 by $1.5 million and $(1.5) million and for the year ended December 31, 2023 by $2.9 million and $(2.9) million, respectively.

5(b).	Reflects estimated $36 million and $94 million tax benefit related to the financing adjustments for the six months ended June 30, 2024 and for the year ended December 31, 2023, respectively. Tax-related adjustments are based upon an estimated tax rate of 23.3% or 29.4% for June 30, 2024 and December 31, 2023, respectively. These rates do not reflect Bunge’s effective tax rate, which includes other tax charges or benefits.

The other transaction accounting adjustments, which represent financing adjustments reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 are detailed below:

5(c).	Reflects the drawdown(s) on the financing transactions, resulting in the increase in cash balances as follows:

(US$ in millions)
Proceeds received from additional financing (1)	$5,500
Less: Payment of financing costs (2)	(40)
Pro forma adjustment to Cash and cash equivalents	$5,460

(1)	Bunge has secured a total of $8.0 billion in Acquisition Financing in the form of a $7.7 billion financing commitment from a consortium of lenders, arranged by SMBC and a $300 million delayed draw term loan (“DDTL”) from CoBank and the U.S. farm credit system, in addition to the Cash and cash equivalent, to repay in full all indebtedness of Viterra excluding Viterra's bonds, pay Cash Consideration and pay fees and expenses incurred in connection with the Acquisition.

(2)	Represents the payment of capitalized financing costs incurred related to the additional financing. The debt issuance costs are included as a reduction to Long-term debt.

5(d).	Reflects an adjustment of $4 million to Retained Earnings for certain underwriting and upfront fees related to the $8.0 billion Acquisition Financing; these costs are expensed prior to or at Closing.

Note 6.	EARNINGS PER SHARE

The following tables set forth the computation of pro forma basic and diluted earnings per share for the six months ended June 30, 2024 and for the year ended December 31, 2023.

(US$ in millions, except share count and per share data)	Notes	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Numerator:
Net income (loss) attributable to Bunge shareholders	6(a)	$358	$2,439
Denominator:
Weighted-average number of shares outstanding–basic	6(b)	208,172,635	214,416,218
Weighted-average number of shares and potential shares outstanding–diluted	6(b)	209,903,171	216,399,748

Pro forma earnings per share:
Net income (loss) attributable to Bunge shareholders–basic		$1.72	$11.38
Net income (loss) attributable to Bunge shareholders–diluted		$1.71	$11.27

6(a).	Undistributed and distributed earnings available to shareholders is calculated as follows:

(US$ in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Numerator (basic and diluted):
Net income (loss) attributable to Bunge shareholders	$358	$2,439

6(b).	Pro forma weighted-average shares outstanding is calculated as follows:

	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Denominator:
Historical weighted-average number of shares outstanding–basic	142,560,804	148,804,387
Pro forma adjustment for shares issued	65,611,831	65,611,831
Weighted-average number of shares outstanding–basic	208,172,635	214,416,218

Historical weighted-average number of shares outstanding–diluted	144,291,340	150,787,917
Pro forma adjustment for shares issued	65,611,831	65,611,831
Weighted-average number of shares and potential shares outstanding–diluted	209,903,171	216,399,748